Exhibit 99.1

MOD-PAC CORP. Reports First Quarter 2011 Net Income Increases to $357,000 on 15.8% Sales Growth

  Diluted earnings per share up to $0.10 compared with $0.01 in the 2010 first quarter
  Achieved record Custom Folding Carton quarterly sales of $10.5 million; up 20.9% over prior year period
  Gross profit margin expands 130 basis points to 16.2%

BUFFALO, N.Y.--(BUSINESS WIRE)--May 3, 2011--MOD-PAC CORP. (NASDAQ: MPAC), (the “Company”) a manufacturer of custom paper board packaging and provider of personalized print products, today reported revenue of $13.9 million for the first quarter of 2011, which ended April 2, 2011, an increase of 15.8%, compared with revenue of $12.0 million in the first quarter of 2010, which ended April 3, 2010.

Net income for the first quarter of 2011 was $357,000, or $0.10 per diluted share, compared with net income of $20,000, or $0.01 per diluted share, in the first quarter of 2010. The improvement in net income reflects increased product sales leveraged against a lower cost structure and ongoing productivity enhancements and efficiency gains.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP, commented, “Led by our market-share gains in custom folding cartons and continued improvement in our stock packaging business line, we delivered a solidly profitable quarter. Our sustained profitability is clear evidence that our many initiatives to restructure and refocus our business platform, together with an improving economy, firmly puts us on the path to achieve our long-term growth and profitability goals.”

First Quarter Sales Review: Strong Custom Folding Carton Sales,

Stock Packaging Sales Continue Strengthening

  Sales of folding cartons, which include custom folding cartons and stock packaging, were $13.1 million in the first quarter of 2011, up 17.2% from $11.2 million in the first quarter of 2010.
  Custom folding carton sales in the first quarter of 2011 reached a record $10.5 million, up 20.9% from $8.7 million in the first quarter of 2010, as the Company experienced increased activity levels with several large existing customers, while also winning business from one new large account.
  Stock packaging sales of $2.6 million in the first quarter of 2011 were up 4.5% from $2.5 million in the first quarter of 2010. Improved market conditions had a favorable impact on the stock packaging line.
  Personalized print sales were $697,000 in the first quarter of 2011, essentially flat with $703,000 in the first quarter of 2010, mainly due to continued weakness in general business conditions.

David B. Lupp, Chief Operating Officer and Chief Financial Officer, noted, “We continue to focus resources on growing our custom folding carton product line, and our sales and marketing efforts have begun to gain traction, momentum that we believe is sustainable as we move through the balance of the year. Leveraged against higher sales, our lower cost structure allowed us to generate significant margin improvements in the quarter.”

First Quarter Operating Results

Gross profit increased 25.1% to $2.25 million in the first quarter of 2011 compared with $1.80 million in the 2010 first quarter. Gross margin improved 130 basis points to 16.2% in the first quarter of 2011, compared with 14.9% in the first quarter of 2010. The increase in gross profit and margin was primarily attributable to operational leverage generated by increased product sales and graphics billings, favorable product mix, and an increase in waste revenue, offset partially by increased repairs expense and pricing pressures.

Selling, general and administrative (SG&A) expenses were $1.82 million, or 13.1% of revenue, in the first quarter of 2011, compared with $1.78 million, or 14.8% of revenue, in the first quarter of 2010. The slight increase in SG&A expense was primarily driven by higher employee-related costs, offset partially by lower professional service costs.

Adjusted earnings before interest, taxes, depreciation, amortization, and non-cash option expense (Adjusted EBITDA) was $1.39 million in the first quarter of 2011, compared with $906,000 in the first quarter of 2010. The Company believes that when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the Reconciliation of Net Income to Adjusted EBITDA in the attached table.)

The Company’s effective tax rate for the first quarter of 2011 was 26.2%. Tax expense for the three months ended April 2, 2011 was recorded at a rate lower than customary mainly due to alternative minimum tax credits.

Liquidity

Cash and cash equivalents were $2.6 million at the end of the first quarter compared with $3.4 million at December 31, 2010. The decrease in cash and cash equivalents during the first three months of 2011 was primarily the result of capital expenditures, loan repayments and an increase in working capital requirements, including forward purchasing of inventory.

Capital expenditures, which were focused on productivity and infrastructure improvements and equipment upgrades, were $0.3 million in the 2011 first quarter, relatively unchanged from the prior year period. MOD-PAC expects capital expenditures in 2011 to be approximately $1.5 million to $2.0 million. Depreciation and amortization for the first three months of 2011 and 2010 was $0.7 million.

MOD-PAC has a $3.0 million secured line of credit of which $0.2 million was in use through a standby letter of credit and there was no balance drawn on the line at the end of the quarter.

Outlook

Mr. Keane concluded, "Our vision is to be a North American leader in innovating and delivering packaging solutions and personalized print. We plan to use the strength of our balance sheet and our refocused operating platform to build on the momentum we have created in order to continue to grow our core product line and generate progressively stronger results. Over the long-term, our goals are to continue to grow custom folding carton revenue at more than twice the pace of the industry, generate industry leading operating margins, and maintain state-of the art production facilities while generating strong free cash flow with little to no debt.”

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference at 1:30 p.m. ET. During the teleconference, Daniel G. Keane, President and Chief Executive Officer, and David B. Lupp, Chief Operating Officer and Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (201) 689-8562 and requesting conference ID number 348535 approximately 5 - 10 minutes prior to the call.
  The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available.
  A replay can also be heard by calling (201) 612-7415, and entering account number 3055 and conference ID number 348535. The telephonic replay will be available from 4:30 p.m. ET the day of the teleconference until 11:59 p.m. ET on May 11, 2010.

About MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on-demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes, coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn-around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended
	4/2/2011	4/3/2010
Revenue
Product sales	$13,801	$11,884
Rent	110	132
Total revenue	13,911	12,016
Cost of products sold	11,664	10,220
Gross profit	2,247	1,796
Gross profit margin	16.2%	14.9%
Selling, general and administrative expense	1,823	1,777
Income from operations	424	19
Operating profit margin	3.0%	0.2%
Interest expense	49	53
Other income	(109)	(64)
Income before taxes	484	30
Income tax expense	127	10
Net income	$357	$20

Basic earnings per share:	$0.11	$0.01
Diluted earnings per share:	$0.10	$0.01

Weighted average diluted shares outstanding	3,454	3,575

	MOD-PAC CORP.
	PRODUCT LINE REVENUE DATA
	(unaudited)
($, in thousands)
	Three Months Ended		%	2011 YTD
	4/2/2011	4/3/2010	change	% of Total
FOLDING CARTONS
Custom folding cartons	$10,489	$8,679	20.9%	76.0%
Stock packaging	2,615	2,502	4.5%	18.9%
Folding cartons subtotal	13,104	11,181	17.2%	94.9%

PRINT SERVICES
Personalized	697	703	-0.9%	5.1%

Total product revenue	$13,801	$11,884	16.1%	100.0%

MOD-PAC CORP. CONSOLIDATED BALANCE SHEET

(in thousands, except share data)
	(Unaudited)
	April 2, 2011	December 31, 2010
Current assets:
Cash and cash equivalents	$2,595	$3,440

Accounts receivable	5,924	5,003
Allowance for doubtful accounts	(93)	(96)
Net accounts receivable	5,831	4,907
Inventories	7,062	5,234
Prepaid expenses	546	440
Total current assets	16,034	14,021

Property, plant and equipment, at cost:
Land	1,170	1,170
Buildings and equipment	12,460	12,460
Machinery and equipment	48,875	48,697
Construction in progress	198	56
	62,703	62,383
Less accumulated depreciation	(48,835)	(48,114)
Net property, plant and equipment	13,868	14,269
Other assets	484	487
Totals assets	$30,386	$28,777

Current liabilities:
Current maturities of long-term debt	$89	$110
Accounts payable	2,877	1,302
Accrued expenses	463	939
Income taxes payable	102	40
Total current liabilities	3,531	2,391

Long-term debt	1,887	1,958
Other liabilities	24	24
Deferred income taxes	54	6
Total liabilities	5,496	4,379

Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares, issued 3,555,625 in 2011, 3,549,017 in 2010	36	35
Class B common stock, $.01 par value, authorized 5,000,000 shares, issued 609,864 in 2011, 616,472 in 2010	6	6
Additional paid-in capital	3,366	3,232
Retained earnings	28,482	28,125
Treasury stock at cost, 816,270 shares in 2011 and 2010	(7,000)	(7,000)
Total shareholders' equity	24,890	24,398

Total liabilities and shareholders' equity	$30,386	$28,777

MOD-PAC CORP. CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)	(Unaudited)
	Three Months Ended
	April 2, 2011	April 3, 2010
Cash flows from operating activities:
Net income	$357	$20
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	724	688
Provision for doubtful accounts	-	(26)
Stock option compensation expense	134	135
Deferred income taxes	47	-
Gain on disposal of assets	(13)	(38)
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(923)	172
Inventories	(1,828)	168
Prepaid expenses	(106)	(347)
Other liabilities	-	(3)
Accounts payable	1,575	(652)
Income taxes payable	63	-
Accrued expenses	(476)	(272)

Net cash used in operating activities	(446)	(155)

Cash flows from investing activities:
Proceeds from the sale of assets	13	123
Change in other assets	-	(5)
Capital expenditures	(320)	(263)

Net cash used in investing activities	(307)	(145)

Cash flows from financing activities:
Principal payments on long-term debt	(92)	(150)
Increase in restricted cash	-	(225)

Net cash used in financing activities	(92)	(375)

Net decrease in cash and cash equivalents	(845)	(675)

Cash and cash equivalents at beginning of year	3,440	3,780

Cash and cash equivalents at end of period	$2,595	$3,105

MOD-PAC CORP.
Reconciliation between GAAP Net Income and Adjusted EBITDA

(in thousands)	Three Months Ended
	4/2/2011	4/3/2010

GAAP Net Income	$357	$20

Interest	49	53
Taxes	127	10
Depreciation and amortization	724	688
Stock-based compensation	134	135

Adjusted EBITDA	$1,391	$906

Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization, and non-cash stock option expense.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com